Exhibit 10.10

Advertisement Cooperation Agreement

This Agreement is signed on, by the following parties：

Party A.

Address.

Contact：

Tel.

E-mail ：

Party B: Beijing LeMeng Interactive Technology Co.

Address: 408, 4/F, Building 51, No. 63 Zhichun Road, Haidian District, Beijing

Contact：

Tel: 010-82669632

E-mail:

Account name: Beijing LeMeng Interactive Technology Co.

Bank of account: China Merchants Bank, Beijing Qinghua Park Sub-branch

Account number：110912997110105

On the principle of equality and mutual benefit, in accordance with relevant laws and regulations, both parties reach this Agreement through friendly consultation on the promotion of Party A’s authorized cooperative products with Party B’s promotional resources (including but not limited to Party B’s website, electronic market, etc.), and abide by it together.

This Agreement consists of all terms and conditions and attachments.

Article 1 Definition

1.1 Promotion: It is a service to display Party B’s product information on relevant pages or interfaces of Party B’s website, e-marketplace and other resources so that users visiting Party B’s website can access Party A’s products.

1.2 Material: It is a document provided by Party A to Party B for display at Party B’s website display location. The material is an organic whole, including the style, content and the target page to which the material points after clicking.

1.3 Party B’s channels: Party B’s channels refer to the websites and electronic markets operated or entitled to be promoted by Party B.

Article 2 Rights and Obligations of the Parties

2.1 Party A’s rights and obligations

2.1.1 Party A guarantees that the products and materials promoted by Party A on Party B’s channels have independent and complete copyrights or legal authorizations, and that the promotion of the products will not infringe any third party’s rights, including intellectual property rights and other rights.

2.1.2 Party A guarantees that the products promoted and materials provided by Party A on Party B’s channels do not contain any content that is pornographic, anti-corruption or otherwise violates the relevant laws, regulations and governmental rules of China.

2.1.3 Party A guarantees that its promotion of its products on Party B’s channels will not conflict with its other Agreementual or legal obligations.

2.1.4 If Party A violates the above guarantee obligations, Party B has the right to suspend the promotion behavior and request Party A to correct it. If Party A refuses to correct it or fails to complete the correction within a reasonable period, Party B has the right to unilaterally terminate this Agreement and request Party A to bear the responsibility for breach of Agreement.

2.1.5 During the product promotion period, Party A may decide to increase the products or stop the promotion activities according to the actual promotion effect of the products, but Party A shall notify Party B in writing 5 working days in advance and Party B shall agree in writing. If Party A terminates the promotion activities in advance, Party B shall return the promotion fees paid by Party A but not actually used on the date of termination.

2.2 Party B’s rights and obligations

2.2.1 Party B undertakes to use its own channels to promote Party A’s products in order to achieve good promotion effect. Party B guarantees the authenticity of the promotion channels and installation and activation users, and guarantees that the Party’s products and the addresses of the links to Party A’s products placed on Party B’s promotion channels are consistent with the content provided by Party A.

2.2.2 Party B shall not make any technical changes (including but not limited to software name, format, data, pictures, etc.) to any program files of Party A’s products without authorization, and shall not reverse engineer, decompile Party A’s products. or disassemble.

2.2.3 Without Party A’s written consent, Party B shall not use Party A’s products and related materials (including but not limited to programs, documents, screenshots, etc.) provided by Party A for purposes other than publicity and promotion as agreed in this Agreement.

2.2.4 In view of the mobile network service and other human factors may affect the normal operation of Party B’s website, Party B shall respond positively to this situation and promptly resume the operation of the website. In case of special circumstances that cannot be restored within 24 hours, Party B shall explain the situation in writing to Party A. Otherwise, Party B shall be obliged to bear the relevant losses arising therefrom.

2.2.5 When Party B recommends Party A’s products, Party B shall do so with the knowledge of the user and give the user the right to choose whether to install Party A’s products or not. Party B guarantees that there is no violation of laws and regulations or operator regulations in the process of promoting Party A’s products, otherwise Party A has the right to unilaterally terminate this Agreement and require Party B to bear the resulting losses.

2.2.6 Party B has the obligation to provide Party A with various user access data of the products in Party B’s promotion channels, including but not limited to the number of visits, downloads, etc. Party A has the right to supervise and audit the authenticity of Party B’s services, if Party B or Party B’s employees fill up the volume with hired personnel, or tamper with the data by technical means, or cheat the settlement fees by other means, Party B guarantees the validity, authenticity and Otherwise, Party A has the right to request termination of this Agreement, and Party B shall bear to Party A twice the liquidated damages of the false data.

2.2.7 Party B shall be obliged not to disclose to any third party the proportion of revenue distribution and income of both parties, unless the state authority requires the cooperation according to its authority.

Article 3 Promotion Method and Cost

3.1 Party A will deliver the promotion materials with Party B’s ID to Party B. Party B will be responsible for online promotion and users will access Party A’s products through Party B’s channels. Party A and Party B agree to cooperate in accordance with the following ABCD cooperation mode. Detailed product list, promotion cost and cooperation mode are shown in the attached information service or email.

A. CPC mode

For each click (excluding repeated clicks), Party A shall pay Party B______ RMB for each click (excluding repeated clicks) on Party A’s products accessed through Party B’s channels.

RMB.

B. CPD mode

If Internet users access Party A’s products through Party B’s channels and successfully download and install them, Party A shall pay Party B_____ RMB for each download (excluding repeated downloads).

C. CPA Mode

For each activation/registration (excluding duplicate activation/registration), Party A shall pay Party B RMB______ for each Internet user who accesses Party A’s products through Party B’s channel and successfully activates/registers.

D. CPT Mode

1) Placement product.

2) Placement price.

3) Placement scheduling.

E. CPS mode

Party B promotes Party A’s products on its website, and the benefits brought to Party A will be shared by both parties on a __:__ basis. That is: Party A gets ___of the benefit and Party B gets of the benefit.

Article 4 Calculation and Payment of Costs

4.1 Party A shall pay Party B in full or in accordance with the prepayment ratio determined in the service order or by email before the placement of the attached information, in accordance with the placement amount in the service order or the amount confirmed by email between the two parties.

Party B shall pay advance payment to Party B in full or in accordance with the prepayment ratio determined in the service order or by email.

4.2 Party B shall have the right to suspend the promotion service and shall not be liable for any breach of Agreement before Party A makes the payment as agreed in the information service order. If Party A does not make the agreed payment within 7 days after the signing of this Agreement, Party B has the right to terminate this Agreement and request Party A to bear [100] percent of the total amount invested in this Agreement.

Party B has the right to terminate this Agreement and request Party A to bear [100] percent of the total amount invested in this Agreement as liquidated damages.

4.3 Party B shall issue legal and equal VAT invoices to Party A within three days after Party B receives the payment from Party A.

Article 5 Early Termination

If the price of Party B’s service pricing changes, Party B shall consult with Party A to obtain Party A’s consent to make changes; otherwise, Party A may terminate this cooperation by notifying Party B in writing on the date of discovery, and Party B shall return to Party A within seven days from the date of termination of cooperation The cooperation shall be terminated from the date Party A sends such notice to Party B.

Article 6 Notices

All notices and correspondence shall be sent to the mailing address set forth at the beginning of this Agreement, unless previously changed by written notice. Notices and correspondence may be delivered by fax, e-mail, or express delivery. If service is by fax, the date of receipt shall be the date of successful transmission of the fax; if service is by e-mail, the date of receipt shall be the date of entry of the e-mail into the e-mail system designated by the recipient; if service is by express delivery, the date of receipt shall be the fifth (5th) day from the date of dispatch by the sender. The date of receipt shall be the fifth (5th) day from the date of sending.

Article 7 Liability for Breach

7.1 If one party (the non-breaching party) declares that the other party (the breaching party) is in default and provides proof of such default, and such default results in the non-performance or incomplete performance of this Agreement, the non-breaching party shall have the right to hold the breaching party liable for the default, and the non-breaching party shall have the option to terminate this Agreement by written notice to the breaching party, or to suspend the performance of its obligations under this Agreement without terminating this Agreement The non-breaching party shall have the option to terminate this Agreement by written notice to the breaching party, or to suspend performance of its obligations under this Agreement without terminating this Agreement until the breach is corrected. The breaching party shall pay damages for the breach within thirty (30) days after receipt of such declaration and certification.

7.2 If the non-breaching party incurs any cost or expense or additional liability, or suffers any loss, as a result of the breach by the breaching party, the breaching party shall reimburse the non-breaching party for such cost, expense, liability or loss, including interest paid, payable or unpaid. This provision shall survive termination of this Agreement for any reason whatsoever.

7.3 The failure of either party to assert any claim for breach of any provision of this Agreement by the other party shall not constitute an automatic waiver of such party’s subsequent breach claim against the breaching party.

Article 8 Expiration, termination and liquidation of the Agreement

8.1 The effective period of this contract, starting from October 1, 2018 to September 30, 2019, this agreement on the validity period, settlement date

The standard of all time items such as validity period, settlement date and liquidation date shall be based on Beijing time of the People’s Republic of China.

8.2 If A and B do not reach a written renewal of the contract after the cooperation period of this Agreement, this contract will be terminated at the end of the period.

8.3 Both parties may terminate this contract early by written unanimous agreement within the effective period of the agreement.

8.4 Either party may terminate this Agreement immediately without liability for breach of contract by giving fifteen (15) days’ written notice in the following circumstances:

(1) The other party commences liquidation, dissolution, voluntary or involuntary bankruptcy, or the like.

(2) The other party is unable to pay its debts on the due date, and directly or indirectly declares bankruptcy, and the debts become due (except for fraudulent debts), and the creditors of either party have taken over its operation or its main assets.

(3) Party B’s main site content in accordance with the overall site channel planning to make adjustments so that the content of the agreement can not continue to perform, Party B has the right to propose to terminate this agreement, but must notify Party A in writing five (5) working days in advance of the agreement.

(4) A party materially violates the obligations of this contract or unusual circumstances make it reasonable to terminate this agreement in advance. The parties agree that if one party breaches Articles 2 through 4 and Article 9 of this Agreement, and upon request of one party the other party performs its obligations under this Agreement, and the other party fails to perform its obligations, said breach may be considered a material breach.

(5) Other circumstances make it unreasonable for a party to remain bound by this Agreement.

8.5 Upon the expiration or early termination of the effective period of this Agreement, both parties shall settle the payment of business expenses, damages and liquidated damages (if any) and return or destroy the business information within thirty (30) days from the date of expiration or termination in accordance with this Agreement.

Article 9 Confidentiality

9.1 Either party must keep the business secrets acquired from the other party strictly confidential and shall not disclose them to any third party without the prior written consent of the other party, nor shall they be used for any purpose other than the purposes of this Agreement.

9.2 After the termination of this Agreement, neither party shall use by itself and/or authorize a third party to use in any way the IDs, codes and other materials, information and trade secrets obtained from the other party as a result of the cooperation under this Agreement.

Article 10. Severability and Validity of this Agreement

10.1 In the event that a provision or clause of this Agreement or ancillary thereto is held invalid or unenforceable, the remainder of this Agreement or its attachments shall remain in effect and the parties shall use their best efforts to reach a new provision or clause consistent with this purpose and intent which is economically equivalent to the provision held to be invalid.

10.2 The invalidity of a provision of this contract shall not invalidate the entire Agreement unless that provision is deemed to be material, i.e., the provision determines the will of the parties to enter into this Agreement.

Article 11 Dispute Resolution

11.1 The laws of China shall apply to the signing, entry into force, performance and dispute resolution of this Agreement.

11.2 Disputes concerning this Agreement and the signing of this Contract shall be resolved through friendly consultation. If the negotiation fails, the dispute will be submitted to the People’s Court of Party A’s location for litigation.

Article 12 Others

12.1 Amendments and supplements to this Agreement shall be made in writing. This Agreement shall remain in force until the amendment agreement signed by both parties takes effect.

12.3 Upon termination of this Agreement for any reason or cause, any provisions that have been shown to remain in effect after termination shall continue to be enforced, especially the duty of confidentiality and the right to claim damages arising from the breach of contract by the other party.

12.4 This Agreement shall be in Chinese, in duplicate, one copy for each of A and B, and shall be equally valid.

This Agreement shall take effect after both parties have signed and sealed it.

Party A: Authorized person (signature): Date: Title:	Party B: Beijing LeMeng Interactive Technology Co. Authorized person (signature): Date: Title:

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